UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

NetREIT
 (Exact name of registrant as specified in its charter)

CALIFORNIA	001-34049	33-0841255
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

365 South Rancho Santa Fe Road, Suite 300 San Marcos, California	92078
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8536

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 9, 2008, Registrant closed its purchase and acquired the Executive Office Plaza property (“EOP”) located at 1271, 1277, 1283 and 1295 Kelly Johnson Boulevard in Colorado Springs, Colorado. EOP is comprised of an office condominium development consisting of four (4) separate buildings situated on four (4) legal parcels. The property is developed as an office condominium complex. The property consists of a total of 65,084 sq. ft. situated on a total of 4.57 acres. The property is approximately 6 years old. On the acquisition date, 95% was under NNN leases to tenants. Thus, the Company may sell portions of the property as individual condominium units in the future.

Registrant’s purchase price for the property was $10,150,000, of which $6,597,500 was paid from the proceeds of the Mile High Banks credit facility described in Item 2.03 below. The property is subject to a deed of trust securing the Mile High Banks credit facility.

Item 2.03 Creation of a Direct Financial Obligation.

On July 9, 2008, the Company entered into a fixed rate nondisclosable revolving line of credit loan in the amount of $6,597,500 from Mile High Banks, DTC Branch, Greenwood Village, Colorado (the “Mile High Banks Credit Facility”). The credit facility bears a fixed interest rate of 6.25% per annum and is due on June, 2011. The credit facility is secured by first deeds of trust on Registrant’s EOP and Regatta Square properties. The Registrant paid a total of $43,785 in prepaid finance charges in connection with this credit facility.

The loan requires regular monthly payments of interest only commencing on August 2, 2008. The loan is payable immediately upon Lender’s demand. If no demand is made, the total of unpaid accrued interest and principal is due and payable on June 9, 2011. The Company used $6,597,500 proceeds from the loan to acquire the EOP property, as described in Item 2.01 above. The loan is a revolving line of credit, and Registrant intends to regularly pay down the loan and borrow against the credit line to fund one or more other future property acquisitions.

Item 9.01(c) Exhibits.

4.3	Mile High Banks Business Loan Agreement dated July 9, 2008

4.4	Promissory Note in favor of Mile High Banks dated July 9, 2008

4.5	Deed of Trust on EOP in favor of Mile High Banks dated July 9, 2008

4.6	Deed of Trust on Regatta Square Property in favor of Mile High Banks dated July 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT

Date: July 14, 2008

By: /s/ Kenneth Elsberry
       Name: Kenneth Elsberry
       Title: Chief Financial Officer